EXHIBIT 4.3

                   FORM OF COMMON STOCK SUBSCRIPTION AGREEMENT
                       OF SALIVA DIAGNOSTIC SYSTEMS, INC.

         THIS COMMON STOCK SUBSCRIPTION AGREEMENT (the "Agreement") is made and entered into as of this 30th day of June, 1997 by and between SALIVA DIAGNOSTIC SYSTEMS, INC., a Delaware corporation (the "Company"), and the individuals and entities listed on Schedule A to this Agreement (individually, an "Investor" and collectively, the "Investors") providing for the purchase and sale of shares of common stock, par value $.01 per share (the "Shares"), of the Company. Each of the parties represents, warrants, covenants and agrees as follows:

         1.       AGREEMENT TO SUBSCRIBE; PURCHASE PRICE.

                  (i) Investor hereby subscribes for the number of Shares as set forth on Schedule A attached hereto at a purchase price per share of $0.50.

                  (ii) Investor shall pay the purchase price for the Shares subscribed for by it by delivering same-day funds in United States dollars against counter-delivery of certificates (the "Certificates") representing the Shares by the Company, each in accordance with the terms of the Escrow Agreement of even date herewith and substantially in the form attached as Exhibit A to this Agreement. The closing of the purchase and sale of the Shares (the "Closing") shall take place promptly following the deposit into escrow of the Shares subscribed for and the purchase price therefor and the satisfaction of all of the conditions set forth in Section 5 hereof. The Parties anticipate that the date of the Closing (the "Closing Date") shall be June 30, 1997.

         2.       INVESTOR'S REPRESENTATIONS AND COVENANTS.

                  Each Investor represents, warrants and covenants, severally and not jointly, to the Company as follows:

                  (i) This Agreement has been duly authorized, validly executed and delivered on behalf of Investor and is a valid and binding agreement of Investor in accordance with its terms, subject to general principles of equity and of bankruptcy or other laws affecting the enforcement of creditors' rights;

                  (ii) Investor is purchasing the Shares for its own account for investment purposes and not with a view towards distribution. Investor understands and agrees that it must bear the economic risks of its investment for an indefinite period of time. Investor has received and carefully reviewed copies of the Public Documents (as defined below), the press release issued by the Company on June 25, 1997 and the Supplemental Disclosure Memorandum dated June 30, 1997. Investor understands that the offer and sale of the Shares are being made only by means of this Agreement. No representations or warranties have been made to Investor by the Company, the officers or directors of the Company, or any agent, employee or affiliate of any of them except as set forth herein. Investor is aware that the purchase of the Shares involves a high degree of risk and that it may sustain, and has the financial ability to sustain, the loss of its entire investment. Investor has had the opportunity to ask questions of, and receive answers satisfactory to it from, the Company's management regarding the Company. Investor understands that no federal or state governmental authority has made any finding or determination relating to the fairness of an investment in the Shares and that no federal or state governmental authority has recommended or endorsed, or will recommend or endorse, the investment herein. Investor, in making the decision to purchase the Shares subscribed for, has relied upon independent investigations made by it and has not relied on any information or representations made by third parties. Investor has significant assets, and upon consummation of the purchase of the Shares, will continue to have significant assets exclusive of the Shares. Investor has not been organized for the purpose of acquiring the Shares;

                  (iii) Investor is an "accredited investor" within the meaning of Rule 501, promulgated under the Securities Act of 1933, as amended (the "Securities Act");

                  (iv) Investor understands that the Shares are being offered and sold to it in reliance on specific provisions of federal and state securities laws and that the Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of Investor set forth herein in order to determine the applicability of such provisions; and

                  (v) Investor understands that the Shares have not been registered under the Securities Act and therefore it cannot dispose of any or all of the Shares until such Shares are subsequently registered under the Securities Act or exemptions from such registration are available. Investor acknowledges that, until an effective registration statement relating to the Shares is effective or until the Shares are eligible for sale pursuant to Rule 144(k), promulgated under the Securities Act, a legend substantially as follows will be placed on the Certificates representing the Shares:

THE SECURITIES REPRESENTED HEREBY ARE RESTRICTED SECURITIES WITHIN THE MEANING OF THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH SUCH ACT AND THE RULES AND REGULATIONS THEREUNDER AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THE ISSUER OF THESE SECURITIES WILL NOT RECOGNIZE A TRANSFER OF SUCH SECURITIES EXCEPT UPON RECEIPT OF EVIDENCE SATISFACTORY TO THE ISSUER THAT THE REGISTRATION PROVISIONS OF SUCH ACT HAVE BEEN COMPLIED WITH OR THAT SUCH REGISTRATION IS NOT REQUIRED AND THAT SUCH TRANSFER WILL NOT VIOLATE ANY APPLICABLE STATE SECURITIES LAWS.

         3.       THE COMPANY'S REPRESENTATIONS AND COVENANTS.

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

         (a) The Company represents and warrants to each of the Investors as follows:

                  (i) The Company has been duly incorporated and is validly existing and in good standing under the laws of the state of Delaware, with full corporate power and authority to own, lease and operate its properties and to conduct its business as currently conducted, and is duly registered and qualified to conduct its business and is in good standing in each jurisdiction or place where the nature of its properties or the conduct of its business requires such registration or qualification, except where the failure so to register or qualify does not have a material adverse effect on the condition (financial or other), business, properties, net worth or operations of the Company.

                  (ii) The Company has registered its common stock pursuant to
         Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), is in full compliance with all reporting requirements of the Exchange Act, and the Company's common stock is quoted on the Nasdaq SmallCap Market (trading symbol SALV). The Company has been subject to the requirements of Section 12 of the Exchange Act for at least 12 months, and except as disclosed on Schedule 3(ii) hereto, has filed in a timely manner all reports required to be filed during the preceding 12 months;

                  (iii) The Company has furnished Investor with copies of the Company's most recent Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission ("SEC"), all Forms 10-Q and 8-K filed thereafter and all other filings required under the Exchange Act made with the SEC after the filing of the most recent Form 10-K and the registration statement on Form SB-2 filed under the Securities Act and declared effective June 13, 1997 (collectively, the "Public Documents"), the press release issued by the Company on June 25, 1997 and the Supplemental Disclosure Memorandum dated June 30, 1997. The Public Documents at the time of their filing did not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading;

                  (iv) The authorized capital stock of the Company solely consists of 33,000,000 shares of common stock, par value $.01 per share. The Company currently has 22,925,133 shares of common stock issued and outstanding;

                  (v) Upon issuance and delivery and payment therefor in accordance with the terms hereof, the Shares shall be duly authorized, validly issued, fully paid and nonassessable, and the Additional Shares (as defined below), if and when issued and delivered, will be duly authorized, validly issued, fully paid and nonassessable, free from all encumbrances and restrictions other than restrictions on transfer imposed by applicable securities laws and/or this Agreement, and will not subject the holders thereof to personal liability by reason of being such holders. The Additional Shares have been duly reserved for issuance. There are no preemptive rights of any stockholder of the Company with respect to the Shares or the Additional Shares;

                  (vi) This Agreement has been duly authorized, validly executed and delivered on behalf of the Company and is a valid and binding agreement of the Company enforceable in accordance with its terms, subject to general principles of equity and to bankruptcy or other laws affecting the enforcement of creditors' rights generally, and the Company has full corporate power and authority to execute and deliver this Agreement and the other agreements and documents contemplated hereby and to perform its obligations hereunder and thereunder;

                  (vii) The Company is not and, upon the execution and delivery of this Agreement, the issuance of the Shares, the issuance of the Additional Shares, and the transactions contemplated by this Agreement, will not be in conflict with or in breach of any of the terms or provisions of, or in default under, the Company's Certificate of Incorporation or Bylaws, or any indenture, mortgage, deed of trust or other material agreement or instrument to which the Company is a party or by which it or any of its properties or assets are bound, any law, statute, rule, regulation, or any existing applicable decree, judgment or order of any court, federal or state regulatory body, administrative agency or other governmental body having jurisdiction over the Company or any of its properties, or assets or will result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries pursuant to the terms of any agreement or instrument to which any of them is a party or by which any of them may be bound or to which any of the property or assets of any of them is subject;

                  (viii) No authorization, approval, filing with or consent of any governmental body is required for the issuance and sale of the Shares or the Additional Shares, as contemplated by this Agreement;

                  (ix) [Intentionally omitted];

                  (x) Subject in part to the truth and accuracy of the Investors' representations and warranties in Section 2, the offer, sale and issuance of the Shares are exempt from the registration requirements of the Securities Act and applicable state securities laws;

                  (xi) Except as disclosed on Schedule 3(xi) hereto, there is no action, suit or proceeding before or by any court or governmental agency or body, domestic or foreign, now pending or, to the knowledge of the Company, threatened, against or affecting the Company, or any of its properties, which could be reasonably expected to result in any material adverse change in the condition (financial or otherwise) or in the earnings, revenues, business affairs or business prospects of the Company, or which could be reasonably expected to materially and adversely affect its properties or assets;

                  (xii) To the best knowledge of the Company, the Company is not in default in the performance or observance of any material obligation, agreement, covenant or condition contained in any indenture, mortgage, deed of trust or other instrument or agreement to which it is a party or by which it or its property is bound; and

                  (xiii) To the best knowledge of the Company, there is no fact known to the Company (other than general economic conditions known to the public generally) that has not been disclosed in writing to the Investor that (i) could reasonably be expected to have a material adverse effect on the condition (financial or otherwise) or in the earnings, revenues, business affairs, business prospects, properties or assets of the Company, or (ii) could reasonably be expected to materially and adversely affect the ability of the Company to perform its obligations pursuant to this Agreement.

         (b) The Company covenants to each of the Investors as follows:

                  (i) The Company will comply with all applicable securities laws and regulations with respect to the sale and issuance of the Shares and Additional Shares to the Investor, including but not limited to the timely filing of all reports required to be filed in connection therewith with the SEC or Nasdaq or any other regulatory authority, and shall remain in full compliance with all of the requirements (including reporting) of the Exchange Act;

                  (ii) The Company shall: (i) use all reasonable efforts to maintain the inclusion of the Shares and Additional Shares on the Nasdaq Stock Market; and (ii) reserve immediately prior to the Closing and shall continue to reserve from its authorized common stock a sufficient number of shares of common stock to permit the issuance of the Additional Shares; and

                  (iii) The Company agrees that it will not issue a press release to the public containing an Investor's name or other identifying information without the Investor's prior written consent except as may be necessary in connection with the Company's fulfilling its obligations under the Registration Rights Agreement (as defined in Section 4). Investor acknowledges that this Agreement and the related documents may be filed with the SEC.

         4.       REGISTRATION.

         Within 30 days following the Closing, the Company shall, at the Company's expense, file a registration statement to effect the registration of all of the Shares and Additional Shares held by or to be issued to the Investor under the Securities Act, and relevant Blue Sky laws. Such registration shall be effected in accordance with the terms of the Registration Rights Agreement attached hereto as Exhibit B (the "Registration Rights Agreement"). In the event the registration of the Shares and Additional Shares is not declared effective by the SEC within 90 days of the Closing Date (the "Registration Date"), then such failure shall constitute a breach of this Agreement entitling each Investor to be paid by the Company such Investor's pro rata portion of the "Damage Amount," as liquidated damages and not as a penalty. The Damage Amount shall mean $1 for each $1,000 of Shares purchased hereunder for each calendar day following the Registration Date by which the registration of the Shares (and the Additional Shares) is not effective with the SEC. The Damage Amount shall be payable in cash as of the end of each calendar week following the Registration Date.

         5.       CONDITIONS TO CLOSING.

                  (i) The Company shall furnish to the Investors a legal opinion addressed to the Investors and dated as of the Closing Date from Bryan Cave LLP substantially in the form of Exhibit C attached hereto.

                  (ii) The Company shall have delivered a certificate executed by its President, dated the Closing Date, and certifying that all of the Company's representations and warranties made in this Agreement are true and correct as of the date of this Agreement and as of the Closing Date.

         6.       CERTAIN AGREEMENTS.

         [INTENTIONALLY OMITTED.]

         7.       RESTRICTIONS ON SALES OF SHARES.

         The Investors shall not sell any of the Shares purchased hereunder during the 90-day period immediately following the Closing Date; however, each Investor may sell, at its option, up to (i) Thirty-Three and One-Third percent (33 %) of the number of Shares purchased hereunder at any time from and after the ninetieth (90th) day following the Closing Date, (ii) an aggregate of Sixty-Six and Two-Thirds percent (66 %) of the Shares purchased hereunder at any time from and after the one hundred twentieth (120th) day following the Closing Date, and (iii) One Hundred percent (100%) of the Shares purchased hereunder at any time from and after the one hundred fiftieth (150th) day following the Closing Date.

         8.       ISSUANCE OF ADDITIONAL SHARES BASED UPON PRICE RESET.

         (i) In the event that the Current Market Price (as defined below) of the Shares as of any or all of the ninetieth (90th), one hundred twentieth (120th) and one hundred fiftieth (150th) days immediately following the Closing Date is less than 133.33% of the purchase price per share (the "Purchase Price Per Share") of the Shares paid by the Investors hereunder, then the Company shall issue to the Investors on any or all of those dates, as the case may be, the following number of shares of Common Stock (the "Additional Shares"): the difference between (I) [the purchase price per Share, multiplied by a fraction, the numerator of which is one-third (1/3) of the number of Shares purchased hereunder by such Investor and the denominator of which is the product of the Current Market Price, multiplied by .75], and (II) one-third (1/3) of the number of Shares purchased hereunder by such Investor.

         (ii) The Company shall not issue any fractional shares of Common Stock as a result of this Section 8. Instead, the Company shall pay in lieu of any fractional shares the cash value thereof at the then Current Market Price of the Common Stock as determined under subparagraph (v) below.

         (iii) The Company shall pay any documentary, stamp or similar issue or transfer tax due on the issue of Additional Shares. However, the Holder shall pay any such tax which is due because such shares are issued in a name other than its name.

         (iv) The Company shall reserve out of its authorized but unissued Common Stock enough shares of Common Stock to permit the issuance of all of the Additional Shares required to be issued hereunder. All Additional Shares shall be, when issued in accordance herewith, duly authorized, validly issued, fully-paid and nonassessable.

         (v) As used herein, the "Current Market Price" per share of Common Stock on any date is the average of the quoted bid prices of the Common Stock for the five (5) consecutive trading days ending on the trading day immediately prior to the date in question. As used in this subparagraph (v), the term "quoted bid price" shall mean the closing bid price thereof on any such trading date, as reported by the Nasdaq Stock Market.

         9.       MISCELLANEOUS.

                  (i) This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware.

                  (ii) This Agreement may be executed by facsimile signature and in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile signatures of this Agreement shall be binding on all parties hereto.

                  (iii) Each of the Parties agrees to pay its own expenses incident to this Agreement and the performance of its obligations hereunder, including, but not limited to, the fees and expenses of each Party's legal counsel.

                  (iv) All notices and other communications provided for or permitted hereunder shall be made in writing by hand delivery, express overnight courier, registered first class mail, overnight courier, or telecopied, initially to the address set forth below, and thereafter at such other address, notice of which is given in accordance with the provisions of this Section 9.

                           if to the Company:

                           Saliva Diagnostic Systems, Inc.
                           11719 NE 95th Street
                           Vancouver, WA 96682
                           Attention:  Chief Executive Officer
                           Telephone: (360) 696-4800
                           Facsimile: (360)254-7942
                           if to the Investor, at such address as is listed for such Investor on the signature page hereto.

         All such notices and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; three (3) business days after being deposited in the mail, postage prepaid, if mailed; the next business day after being deposited with an overnight courier, if deposited with an overnight courier service; when receipt is acknowledged, if telecopied.

                  (v) This Agreement constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior oral or written proposals or agreements relating thereto. This Agreement may not be amended or any provision hereof waived, in whole or in part, except by a written amendment signed by both of the Parties.

         breach thereof, shall be settled by arbitration in accordance with the commercial rules of arbitration of the American Arbitration Association (the "AAA") and this subparagraph (vi). Both parties shall endeavor to select by mutual agreement an arbitrator qualified and approved by the AAA. If the parties shall fail to agree on an arbitrator, then the AAA shall be requested to submit a list of five qualified and approved arbitrators. The arbitrator shall then be selected by each party alternately striking one name at a time from the list until only one name remains. That person shall be the arbitrator and it shall be his or her duty promptly to issue a written decision confined to the issues presented, which shall be final and binding on all parties to the dispute; provided, however, that the arbitrator shall have no authority to alter the terms of this Agreement. The arbitration shall take place in New York, New York. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. In any such arbitration, the prevailing party shall be entitled to recover all reasonable costs, including reasonable attorneys' fees, incurred in pursuing or defending any claim in arbitration.

                  (vi) Any controversy or claim arising out of or relating to this Agreement, or the

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]
                            [SIGNATURE PAGES FOLLOW]

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

         IN WITNESS WHEREOF, this Agreement was duly executed on the date first written above.

                                        Official Signatory of Company:

                                        SALIVA DIAGNOSTIC SYSTEMS, INC.

                                        By:
                                             -----------------------------------
                                             Kenneth J. McLachlan, President


                                        INVESTOR:

                                        By:
                                             -----------------------------------
                                             Name:
                                             Title:
                                             Address:

                                             Telephone:
                                             Fax:

                                             Amount Invested:

                                  SCHEDULE "A"
                              SCHEDULE OF INVESTORS

--------------------------------------------------------------------------------
NAME AND ADDRESS                AMOUNT INVESTED                     NUMBER OF
                                                                      SHARES
--------------------------------------------------------------------------------
Mark Alt                             $50,000                         100,000
10120 Cumberland Rd.
Fishers, IN 46038
--------------------------------------------------------------------------------
Sterling E. Baker                    $50,000                         100,000
19 West Lake Dr.
Medford, NJ 08055
--------------------------------------------------------------------------------
Linda Bidell                        $100,000                         200,000
309 K AABc
Aspen, CO 81611
--------------------------------------------------------------------------------
Collin Bingham Trust                 $25,000                          50,000
242 W. Waltann
Phoenix, AZ 85023
--------------------------------------------------------------------------------
Tanner Payne Boyer Trust             $25,000                          50,000
242 W. Waltann
Phoenix, AZ 85023
--------------------------------------------------------------------------------
Brian Bramell                        $50,000                         100,000
PO Box 5858
Breckenridge, CO 80424
--------------------------------------------------------------------------------
Paul Brodsky, CPA, IRA               $12,500                          25,000
2710 W. Burbank Blvd.
Burbank, CA 91505
--------------------------------------------------------------------------------
Mary L. Brodsky, IRA                 $12,500                          25,000
2710 W. Burbank Blvd.
Burbank, CA 91505
--------------------------------------------------------------------------------
Carol Bruckner                       $37,500                          75,000
7404 E. Camino Santo
Scottsdale, AZ 85260
--------------------------------------------------------------------------------
Center for Aids Research and         $50,000                         100,000
Training Inc.
c/o Paul Brodsky
2710 W. Burbank Blvd.
Burbank, CA 91505
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
The Covette Community                $50,000                         100,000
Property Trust, Peter Covette &
Linda M. Covette, trustees
407 Robinwood Drive
Los Angeles, CA 90049
--------------------------------------------------------------------------------
David Fitzpatrick                    $25,000                          50,000
3776 Kalispell
Sierra Vista, AZ 85635
--------------------------------------------------------------------------------
Gerald Grayson                      $100,000                         200,000
370 17th Street
Suite 5200
Denver, CO 80202
--------------------------------------------------------------------------------
Dean Greenberg                       $25,000                          50,000
c/o Newport St. Paul Cold
  Storage Co.
PO Box 129
2233 Maxwell Avenue
Newport, MN 55055
--------------------------------------------------------------------------------
Harvey Katzman                       $50,000                         100,000
12734 Discovery Way
Nevada City, CA 95959
--------------------------------------------------------------------------------
Hollywood Pins Co.                  $100,000                         200,000
  A Defined Benefit Pension
  Plan
Barry Coe, Trustee
654  North Sepuveda Blvd.
Suite 10
Los Angeles, CA 90049
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Alan Lerner                          $10,000                          20,000
7404 E. Camino Santo
Scottsdale, AZ 85260
--------------------------------------------------------------------------------
Michael Lipkin                       $50,000                         100,000
PO Box 3004
Aspen, CO 81611
--------------------------------------------------------------------------------
Sandy K. Linka                       $15,000                          30,000
13317 Village 13
Camarillo, CA 93012
--------------------------------------------------------------------------------
Kenneth J. McLachlan                $100,000                         200,000
403 Collingwood House
London, England SWIV3NP2
--------------------------------------------------------------------------------
Gary Nathanson                       $50,000                         100,000
1271 Ute Ave.
Aspen, CO 81611
--------------------------------------------------------------------------------
Lisa Neuhof                          $12,500                          25,000
8888 Emigration Canyon Rd.
Salt Lake City, UT 84108
--------------------------------------------------------------------------------
Jack P. Slovak                       $25,000                          50,000
570 Tyner Way
Incline Village, NV 89451
--------------------------------------------------------------------------------
Robert A. Slovak                     $25,000                          50,000
570 Tyner Way
Incline Village, NV 89451
--------------------------------------------------------------------------------
Stanton Law Corporation              $25,000                          50,000
  Profit Sharing Plan
1999 Avenue of the Stars
Suite 1850
Los Angeles, CA 90067
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
George L. Stanton                    $50,000                         100,000
2131 Century Park Lane
Los Angeles, CA 90067
--------------------------------------------------------------------------------
Linda Trester                        $10,000                          20,000
1404 Exeter Ave.
Ventura, CA 93004
--------------------------------------------------------------------------------
WCGMG, Inc., DBPP                    $50,000                         100,000
c/o Paul Brodsky
2710 W. Burbank Blvd.
Burbank, CA 91505
--------------------------------------------------------------------------------
Jacob Zamstein, MD                   $25,000                          50,000
701 Cottage Grove Road-C-
Bloomfield, CT 06002
--------------------------------------------------------------------------------

                                 SCHEDULE 3(II)

       LATE FILING PURSUANT TO SECURITIES EXCHANGE ACT OF 1934, AS AMENDED


                                      None

                                 SCHEDULE 3(XI)

               PENDING OR THREATENED ACTIONS, SUITS OR PROCEEDINGS

1. Hardy v. Saliva Diagnostic Systems, Inc., Ronald L. Lealos, Eugene Seymour and Richard S. Kalin was filed in United States District Court, District of Connecticut.

2. Merrixell Ltd. v. Saliva Diagnostic Systems, Inc. was filed in United States District Court for the Southern District of New York.

3. Lealos v. Saliva Diagnostic Systems, Inc. was filed in Superior Court in Clark County in the State of Washington. This suit was dismissed without prejudice as a prerequisite to a settlement agreement currently in the process of being documented.

See pages 25 and 26 of the Prospectus dated June 13, 1997 for complete description